Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – July 22, 2015 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.02 per share cash dividend. Common stockholders of record as of August 3, 2015 will be paid the dividend on August 17, 2015.

In announcing the dividend, Chairman Richard Culp stated, “We are pleased to continue to show our commitment to our shareholders by recognizing them with this dividend. This dividend represents the seventy first consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors remains committed to providing value to our shareholders while recognizing our obligation to maintain a strong capital position.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $8.2 million.

We invite you to visit our website at www.asbnow.com for additional information.

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